Exhibit 4.0

BUILDING MATERIALS HOLDING CORPORATION

2008 STOCK INCENTIVE PLAN

1.   Purpose

The purpose of the Building Materials Holding Corporation 2008 Stock Incentive Plan is to help the Company attract, retain and motivate officers, employees, Nonemployee Directors and service providers and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company stockholder value. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock, Incentive Bonuses, and Other Stock-Based Awards, any of which may be performance-based and may be paid in cash, stock, or a combination thereof, as determined by the Administrator.

2.   Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 20.

(b) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

(c) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock, Phantom Stock Award, Incentive Bonus or Other Stock-Based Award granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(d) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(e) “Board” means the board of directors of the Company.

(f) “Business Unit” means an entity, whether or not incorporated, more than fifty percent (50%) of the outstanding ownership interests of which are owned by the Company, directly or indirectly through one or more ownership chains where each link in the chain owns more than fifty percent (50%) of the outstanding ownership interests of the next link (either alone or together with other links in the same chain or another chain).

(g) “Cause” means, unless otherwise provided by the Administrator in the terms and conditions of a particular Award, (1) “Cause” pursuant to any Individual Agreement to which the Participant is a party that is then in effect, or (2) if there is no such Individual Agreement or if it does not define Cause, termination of the Participant’s employment by the Company or any Subsidiary or Affiliate because of (A) conviction of or a plea of nolo contendre to a felony involving moral turpitude; (B) misappropriating any significant amount of funds or property of the Company; (C) attempting to obtain any significant personal profit from any transaction in which the Participant has an interest which is adverse to the interest of the Company, unless the Participant has first obtained consent from an officer of the Company; or (D) a pattern of gross dereliction of duty. The Administrator shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists and its determination shall be final.

(h) “Change in Control” has the meaning set forth in Section 14(b).

(i) “Change in Control Price” has the meaning set forth in Section 6(i).

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(k) “Company” means Building Materials Holding Corporation, a Delaware corporation.

(l) “Disability” means, unless otherwise provided by the Administrator in the terms and conditions of a particular Award, a Participant being “disabled” as defined in Section 409A(a)(2)(C) of the Code.

(m) “Disposition of a Business Unit” means a sale or other disposition, however effected, of a Business Unit which is either:

(1) A sale by the Company or any Subsidiary or Affiliate of the then outstanding ownership interests of the Business Unit having more than 50% of the then existing voting power of all outstanding ownership interests of the Business Unit, whether by merger, consolidation or otherwise, unless after the sale the Company, any Subsidiary or Affiliate, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company, the Business Unit or any Subsidiary or Affiliate, individually or collectively, directly or indirectly, owns the then outstanding ownership interests of the Business Unit having 50% or more of the then existing voting power of all outstanding ownership interests of the Business Unit;

(2) The sale of all or substantially all of the assets of the Business Unit as a going concern; or

(3) Any other transaction or course of action engaged in, directly or indirectly, by the Company, the Business Unit or any Subsidiary or Affiliate, that has a substantially similar effect as the transactions of the type referred to in clause (1) or (2) above.

(n) “Fair Market Value” means (1) if the Shares are listed on New York Stock Exchange Euronext ("NYSE Euronext"), the closing sales price of the Shares as reported in the Wall Street Journal on the relevant date (or, if there were no reported sales on such date, the last date prior to such date on which there were sales); (2) if the Shares are not listed on NYSE Euronext, the average of the closing bid and asked prices for the Shares in the over-the-counter market as quoted on NYSE Euronext on the relevant date (or, if there were no reported sales on such date, the last date prior to such date on which there were sales); or (3) if the Shares are not listed or quoted on NYSE Euronext, an amount determined in good faith by the Administrator.

(o) “Good Reason” means a Termination of Employment for “Good Reason” pursuant to an Individual Agreement to which the Participant is a party that is then in effect. If a Participant does not have an Individual Agreement, or if it does not define Good Reason, no Termination of Employment for that Participant shall be considered to be for “Good Reason.”

(p) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as specified in the Award Agreement.

(q) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Individual Agreement” means a written employment, consulting or similar agreement between a Participant and the Company or any Subsidiary or Affiliate.

(s) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary or Affiliate.

(t) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(u) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(v) "Other Stock-Based Award" means a right granted pursuant to Section 11 of the Plan that entitles the Participant to receive Shares or other Awards valued in reference to or based on Shares, or a combination thereof.

(w) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(x) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 16.

(y) “Plan” means the Building Materials Holding Corporation 2008 Stock Incentive Plan as set forth herein and as amended from time to time.

(z) “Prior Plans” means the Company's Amended and Restated 1993 Employee Stock Option Plan, the BMHC 2000 Stock Incentive Plan, and the BMHC 2004 Incentive and Performance Plan.

(aa) “Qualifying Performance Criteria” has the meaning set forth in Section 16(b).

(bb) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(cc) “Restricted Stock Unit” means an Award granted pursuant to Section 8 of the Plan.

(dd) “Retirement” means cessation of active employment or service with the Company or any Subsidiary or Affiliate at or after reaching an age specified in the relevant provisions of the Plan for reasons other than death, Disability, or Termination of Employment for Cause.

(ee) “Share” means a share of the Company’s common stock, par value $.001, subject to adjustment as provided in Section 15.

(ff) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in Shares, cash, or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (1) the Fair Market Value of a specified number of Shares on the date of exercise over (2) the exercise price of the right, as established by the Administrator on the date of grant.

(gg) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(hh) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by an entity acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.

(ii) “Termination of Employment” means ceasing to serve as a full-time employee of the Company or any Subsidiary or Affiliate, or, with respect to a service provider, ceasing to serve as such for the Company, except that with respect to any Award held by a Participant (1) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a “Termination of Employment;” (2) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary or Affiliate in which the Company or any Subsidiary or Affiliate is a party is not considered a “Termination of Employment;” (3) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee; and (4) service as an employee or other service provider of the Company or any Subsidiary or Affiliate shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board. A Participant employed by, or performing services for, any Subsidiary or Affiliate shall be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee or service-provider for the Company or another Subsidiary or Affiliate.

3.   Eligibility

Any person who is a current or prospective officer, employee or Nonemployee Director of, or who has been retained to provide consulting, advisory or other services to, the Company or any Subsidiary shall be eligible for selection by the Administrator for the grant of Options or Stock Appreciation Rights hereunder; and any person who is a current or prospective officer, employee or Nonemployee Director of, or consultant to, the Company or any Subsidiary or Affiliate shall be eligible for selection by the Administrator for the grant of Awards other than Options or Stock Appreciation Rights hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Affiliate within the meaning of the Code, as selected by the Administrator.

4.   Effective Date and Termination of Plan

This Plan will become effective (the “Effective Date”) when it is approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the adoption of the Plan by the Board, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.   Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards granted under this Plan shall not exceed 2,000,000. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 15. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (1) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (2) Shares used to pay the exercise price of an Option, (3) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Option or Stock Appreciation Right, or (4) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited, surrendered, or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

(c) Tax Code Limits. The aggregate number of Shares subject to Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 600,000 and the aggregate number of Shares granted as Awards other than Options or Stock Appreciation Rights under this Plan during any calendar year to any one Participant shall not exceed 600,000; which shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 2,000,000, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any option that is intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable to any Participant under this Plan pursuant to that portion of an Incentive Bonus granted in any calendar year that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $5,000,000.

(d) Substitute Awards. Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that an entity acquired by the Company or any Subsidiary or Affiliate, or with which the Company or any Subsidiary or Affiliate combines, has securities available under a pre-existing plan approved by stockholders or other owners and not adopted in contemplation of such acquisition or combination, the securities available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of securities of such entity involved in such acquisition or combination and expressed in terms of Shares) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or any Subsidiary or Affiliate immediately before such acquisition or combination.

6.   Options

(a) Option Awards. Options may be granted to Participants as determined by the Administrator. No Participant shall have rights as a stockholder with respect to Shares subject to Options hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement, which shall become effective upon execution by the Company and the Participant. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant; provided that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid at the discretion of the Administrator in Shares, cash or check, or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option (i.e., a "same day sale"), the delivery of previously owned Shares, the withholding of Shares deliverable upon exercise, or any combination of the foregoing.

(c) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 15) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price).

(d) Provisions Applicable to Options. Options shall be exercisable over the exercise period at such times and upon such conditions as the Administrator, in its sole discretion, may determine, as reflected in the Award Agreement; provided that the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances that it deems appropriate. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment: The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be as follows, unless the Administrator specifies otherwise:

(1) Death. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of death, any Option held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of death or on such accelerated basis as the Administrator may determine, for a period of six (6) months (or such other period as the Administrator may specify in an Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.

(2) Disability. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Disability, any Option held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of Disability or on such accelerated basis as the Administrator may determine, for a period of six (6) months (or such other period as the Administrator may specify in an Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.

(3) Retirement after Age 55. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Retirement after age 55, any Option other than an Incentive Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Administrator may determine, for a period of thirty-six (36) months (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter. In addition, any Incentive Stock Option may be converted into a non-statutory stock option, by written request within a period of sixty (60) days ending on the date that is six (6) months prior to the Participant's date of Retirement, which shall thereafter be subject to the thirty-six (36) month exercise period set forth herein, provided that such Participant actually retires on his or her intended date of Retirement. In the event that a Participant fails to convert any Incentive Stock Option hereunder, any such Incentive Stock Option may thereafter be exercised by the Participant, to the extent it was exercisable at the time of Retirement, or on such accelerated basis as the Administrator may determine, for a period of thirty (30) days (or such other period as the Administrator may specify in the Award Agreement) from the date of the Termination of Employment or until the expiration of the stated term of such Incentive Stock Option, whichever period is the shorter.

(4) Retirement At Age 60 or Older. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Retirement at age 60 or older and has provided at least fifteen (15) years of service to the Company or any predecessor, Subsidiary or Affiliate, fifty percent (50%) of any unvested Options other than Incentive Stock Options at the date of Retirement shall automatically vest and an additional five percent (5%) of any unvested Options shall vest for each year of service beyond fifteen (15) years. If a Participant incurs a Termination of Employment by reason of Retirement at age 60 or older and has provided at least twenty five (25) years of service to the Company or any predecessor, Subsidiary or Affiliate, one hundred percent (100%) of any unvested Options other than Incentive Stock Options shall automatically vest at the date of retirement.

(5) Termination for Cause. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment for Cause, all Options held by such Participant shall thereupon terminate.

(6) Other Reasons. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment for any reason other than for Cause, death, Disability or Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Administrator may determine, for a period of thirty (30) days (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.

(f) Vesting. Subject to other provisions of the Plan and reasonable conditions including continued employment, Options granted to Participants who are not officers or consultants of the Company or any Subsidiary or Affiliate shall vest at least twenty percent (20%) each year over five (5) years from the date of grant. Options granted to Participants who are officers or consultants of the Company or any Subsidiary or Affiliate shall vest at any time or during any period determined by the Administrator.

(g) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (1) if the Participant owns stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant, and (2) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee of the Company or any Subsidiary or Affiliate, as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of the Shares (determined at the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company or any Subsidiary or Affiliate) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code). For any sale or other disposition of Shares acquired pursuant to an Incentive Stock Option, the Participant must notify the Company in writing of any such sale or other disposition if it occurs within two (2) years of the grant of the Incentive Stock Option or within one (1) year of the issuance of the Shares to the Participant.

(h) Cashing Out of Option. On receipt of written notice of exercise, the Administrator may elect to cash out all or part of the portion of the Shares for which an Option is being exercised by paying the Participant an amount, in cash or Shares, equal to the excess of the per Share Fair Market Value over the per Share exercise price of the Option times the number of Shares for which the Option is being exercised on the effective date of such cash-out.

(i) Change in Control Cash-Out. Notwithstanding any other provision of the Plan in connection with a Change in Control or an anticipated Change in Control, the Company shall have the right to cancel an Option and, in exchange therefor, to pay to the Participant in cash, Shares, or a combination thereof in an amount equal to the amount by which the Change in Control Price per Share exceeds the exercise price per Share under the Option multiplied by the number of Shares granted under the Option. For purposes of the Plan, “Change in Control Price” means [the highest of (1) the highest reported sales price of a Share in any transaction reported on NYSE Euronext or other national exchange on which such shares are listed during the 60-day period prior to and including the date of a Change in Control, (2) if the Change in Control is the result of a tender or exchange offer, the highest price per Share paid in such tender or exchange offer or (3) the actual price per Share paid in the Change of Control transaction;] provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Shares on the date such Incentive Stock Option or Stock Appreciation Right is exercised.

7.   Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash, or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 15) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

8.   Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Awards of Restricted Stock may be awarded in consideration for past services actually rendered to the Company or any Subsidiary or Affiliate; provided that in the case of Restricted Stock awarded to a new employee or consultant who has not performed services for the Company, the Company shall require such consideration to be paid as will ensure compliance with the General Corporation Law of the State of Delaware. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one (1) Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Award Agreement. Each Award Agreement shall contain provisions regarding (1) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number; (2) the purchase price of the Shares, if any, and the means of payment; (3) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested; (4) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator; (5) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units; and (6) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. The Administrator may provide for the satisfaction and/or lapse of all conditions under any Restricted Stock or Restricted Stock Unit Award in the event of the Participant’s death, Disability, Retirement, Termination of Employment by the Company without Cause or by the Participant for Good Reason, or in connection with a Change in Control. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits. Notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions. Restricted Stock and Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock or in additional Restricted Stock Units, and subject to the same restrictions and risk of forfeiture as the Awards with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Reinvestment of dividends in additional Restricted Stock and/or Restricted Stock Units at the time of any dividend payment shall only be permissible if sufficient Shares are available under Section 5(a) for such reinvestment (taking into account then outstanding Awards).

9.   Incentive Bonuses

(a) General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period. The Administrator shall establish the specific performance goals to be achieved and the formula pursuant to which the amount of the Incentive Bonus shall be determined based on the attainment of specified levels of performance goals; provided that for an Incentive Bonus that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Administrator shall establish such elements in writing no later than ninety (90) days after the beginning of each performance period or, in the case of a performance period of less than one (1) year, a period of time that equals twenty-five percent (25%) of the performance period. In addition, each Incentive Bonus that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code shall not exceed $5,000,000 in any given year or, if applicable, other performance period.

(b) Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (1) the target and maximum amount payable to the Participant as an Incentive Bonus, (2) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (3) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be based on one or more Qualifying Performance Criteria (as defined in Section 16(b)) selected by the Administrator. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in Shares or cash, as determined by the Administrator. Subject to such terms and conditions as the Administrator may specify, the Administrator may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

10.       Non-Discretionary Grants to Non-Employee Directors

Regular annual issuances of common stock are automatically issued to Eligible Directors as follows:

(a) Annual Issuances. On each Annual Issue Date, immediately after the annual election of directors, the Company shall issue to each Eligible Director then in office a number of shares of common stock equal to fifty thousand dollars ($50,000) divided by the closing price on the relevant Annual Issue Date of one share of common stock on the New York Stock Exchange, rounded up to the nearest 100 shares, for a purchase price of $0.01 per Share.

(b) Termination of Membership on the Board. If an Eligible Director's membership on the Board terminates for any reason, no further shares of common stock shall be issued under this Plan to such Eligible Director on or after such date of termination.

(c) Certain Definitions. "Annual Issue Date" shall mean the date of the Company's Annual Meeting of Shareholders. "Eligible Director" shall mean any person who is a member of the Board of Directors and who is not a full or part-time employee of the Company or of any parent or subsidiary corporation (as defined in Section 424 of the Code) of the Company, and who has not been an employee of the Company or of any parent or Subsidiary of the Company within one (1) year prior to participation in this Plan.

11.       Other Stock-Based Awards

Other Stock-Based Awards may be granted to Participants, either alone or in addition to other Awards granted under the Plan, and may be paid in Shares, cash, or a combination thereof, as determined from time to time by the Administrator. The Administrator shall have the sole discretion to establish the terms and conditions under which Other Stock-Based Awards are granted, including but not limited to the Participants who are eligible to receive such Awards, the times at which such Awards are made, any performance conditions, and the number of Shares granted pursuant to such Awards. To the extent determined by the Administrator, Other Stock-Based Awards granted pursuant to the Plan need not be identical but each such grant must be evidenced by an Award Agreement.

12.       Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of additional tax under Section 409A(a)(1)(B) of the Code.

13.       Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation: (a) conditions on vesting or transferability, forfeiture or repurchase provisions; (b) the method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant); and (c) the payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (w) restrictions under an insider trading policy or pursuant to applicable law, (x) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (y) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (z) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

14.       Change in Control

(a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Award Agreement, in the event of a Change in Control:

(1) any Options and Stock Appreciation Rights outstanding as of the date such Change in Control occurs, and which are not then exercisable and vested, shall become fully vested and exercisable;

(2) restrictions applicable to any Restricted Stock outstanding as of the date of such Change in Control shall lapse, and such Restricted Stock shall become fully vested and transferable; and

(3) restrictions applicable to any Restricted Stock Unit outstanding as of the date of such Change in Control shall lapse, and such Restricted Stock Unit shall be considered fully earned and payable and shall be settled in cash as promptly as is practicable following the Change in Control.

Notwithstanding the foregoing, in no event shall the treatment specified in this Section 14(a)(1), (2) and (3) apply with respect to an Award prior to the earliest to occur of (A) the date such amounts would have been distributed in the absence of the Change in Control, (B) a Participant’s “separation from service” (as defined under Section 409A of the Code) with the Company (or six months thereafter for “specified employees,” as such term is defined under Section 409A of the Code), (C) the Participant’s death or “disability” (as defined in Section 409A(a)(2)(C) of the Code), or (D) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Section 409A of the Code, if and to the extent that the Administrator determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 14(a)(1), (2) or (3) would be the imposition of additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

(b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the occurrence of any of the following events:

(1) Forty percent (40%) of the Company’s Shares Acquired by an Outsider. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than (A) the Company or any Subsidiary or Affiliate, (B) any trustee or other fiduciary holding stock under an employee benefit plan of the Company or any Subsidiary or Affiliate, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s stock) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than forty percent (40%) of the Company’s then outstanding Shares;

(2) Members of the Board as of May 6, 2008 cease to constitute a majority of Directors. The following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on May 6, 2008, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on May 6, 2008 or whose appointment, election or nomination for election was previously so approved or recommended;

(3) Merger or Consolidation. There is consummated a merger or consolidation of the Company or any Subsidiary or Affiliate with any other corporation or other entity in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s Shares would be converted into cash or stock; provided, however, that the holders of the Company’s Shares immediately prior to the merger do not have the same proportionate ownership of the common stock of the surviving corporation immediately after such merger or consolidation;

(4) Complete Liquidation or Disposition of more than 75% of the Company’s Assets. The stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of assets having an aggregate book value at the time of such sale or disposition of more than seventy-five percent (75%) of the total book value of the Company’s assets on a consolidated basis (or any transaction having a similar effect), other than any such sale or disposition by the Company (including by way of spin-off or other distribution) to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned immediately following such sale or disposition by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

(5) Disposition of a Business Unit. There is consummated the Disposition of a Business Unit; provided, however, that this clause (5) shall apply only to employees who (A) immediately prior to the Disposition of a Business Unit were employed by (and on the payroll of) the Business Unit that was the subject of the Disposition of a Business Unit.

15.       Adjustment of and Changes in the Stock

The number and kind of Shares available for issuance under this Plan and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off, repurchase, share exchange, dividend or distribution of stock, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 15. In case of any such adjustment, the Shares subject to the Award shall be rounded up to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 15 of such adjustment but, whether or not notice is given, such adjustment shall be effective and binding for all purposes of the Plan.

16.       Qualifying Performance-Based Compensation

(a) General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the amount of cash or the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award (other than Options or Stock Appreciation Rights) shall be based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing no later than ninety (90) days after the beginning of each performance period, or in the case of a performance period that is shorter than one (1) year, no later than the date that represents twenty-five percent (25%) of the number of days in such performance period. The Administrator also shall establish in writing the specific performance goals to be achieved and the formula pursuant to which the amount of the Award shall be determined based on the Qualifying Performance Criteria within the time period specified in the previous sentence. The Administrator shall certify (1) the extent to which any Qualifying Performance Criteria has been satisfied, and (2) the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, which amount shall not exceed $5,000,000 in any given year or, if applicable, other performance period. The Administrator shall impose any other restrictions necessary for such an Award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria. For purposes of this Plan, Qualifying Performance Criteria shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Subsidiary or Affiliate, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: revenues; net income; gross profit; operating profit; economic profit; net operating profit after taxes (NOPAT); earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest and taxes (EBIT); net income, earnings or book value per share (basic or diluted); earnings from continuing operations; operating or profit margin; cash flow, operating cash flow or free cash flow or cash flow return on investment; stock price performance; economic value added; unit volume; return on revenues; return on assets or net assets; return on investment; return on equity; return on capital; net tangible assets or return on net tangible assets; asset quality; change in working capital; total stockholder return; cost targets, reductions or savings, productivity or efficiencies; strategic business criteria including but not limited to market share, geographic expansion, customer or employee satisfaction, human resources management, supervision of litigation, or information technology; achievement of environmental, health and safety goals of the Company or any Subsidiary or Affiliate; or any other objective and measurable criteria tied to the Company's performance. As determined by the Administrator, the Qualifying Performance Criteria may be expressed in terms of attaining a specified level of the particular criterion or the attainment of a percentage or a percentage increase or decrease in the particular criterion.

(c) Adjustment to Qualifying Performance Criteria. To the extent consistent with Section 162(m) of the Code, the Administrator (1) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (2) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occur during a performance period: (A) asset write-downs; (B) litigation, claims, judgments or settlements; (C) the effect of changes in tax law or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

17.       Transferability

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime or by the Participant's guardian or legal representative in the event of the Participant's death or Disability. For the purposes of this Section 17, the transfer of an Award by a Participant to a trust created by the Participant for the benefit of the Participant or his or her family, which is revocable by the Participant at any time during his or her lifetime, and as to which the Participant is the sole trustee, will not be deemed to be a transfer. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer all or a portion of any Award to (a) any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended), (b) to trusts solely for the exclusive benefit of such family members and to partnerships in which such family members and/or trusts are the only partners, or (c) any other person or entity determined by the Administrator in its discretion; provided that such Award is not an Incentive Stock Option and subsequent transfers of transferred Awards are prohibited except in accordance with this Section 17. After transfer of an Award pursuant to this Section 17, the Award shall continue to be subject to the same terms, conditions, and restrictions that were applicable immediately prior to the transfer. In addition, except to the extent specified otherwise in the Award Agreement, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee). The Administrator shall have no obligation to notify the transferee of events that may affect the exercisability or expiration of any Award, including the Grantee's termination of employment with the Company or any Subsidiary or Affiliate. Before any transfer becomes effective, the intended transferee (or his or her parent, legal guardians or agents) must execute an assumption agreement describing the rights and obligations of the intended transferee, including but not limited to who has the power to exercise the Award, who is responsible for any taxes in connection with an award, and to whom notices are to be delivered.

18.       Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company or any Subsidiary or Affiliate shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option or Stock Appreciation Right (to the extent exercisable for Shares) shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective or the Company has determined that such registration is unnecessary. The period in which such Option or Stock Appreciation Right may be exercised may be tolled, as determined by the Administrator and permitted under applicable law, during any period for which the Company does not have an effective registration statement for the Shares.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

19.       Taxes and Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligation that arises by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company or any Subsidiary or Affiliate shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to the Participant upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired. If a Participant makes an election under Section 83(b), within five (5) days after filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election.

20.       Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee (the "Committee") of the Board, consisting of two or more independent directors (as determined in accordance with Section 303A.02 of the NYSE Listed Company Manual). With respect to an Award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code, the Committee shall consist of two or more "outside directors" (as determined by Section 162(m) of the Code). The members of the Committee shall be appointed by and may be changed at any time in the discretion of the Board. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award to not qualify for treatment as "performance-based compensation" under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. In addition, the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary or Affiliate, and/or to one or more agents.

(b) Powers of Administrator. Subject to the provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (1) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (2) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (3) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors; (4) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (5) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (6) to determine whether and the extent to which adjustments shall be made pursuant to Section 15; (7) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (8) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. The Administrator shall not be liable for any determination or action taken in good faith with respect to the Plan or any Award granted hereunder.

(d) Foreign Employees. In the event an Award is granted to a Participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligations with respect to tax equalization for Participants on assignments outside their home country.

(e) Correction of Defects, Omissions, and Inconsistencies. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in any Award Agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of the Plan and the related Award.

21.       Amendment of the Plan or Awards

The Board or the Administrator may amend, alter or terminate this Plan or any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 15, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) increase the maximum number of Shares for which Incentive Stock Options may be granted under this Plan;

(c) increase the individual maximum limits in Section 5(c);

(d) reduce the price at which Options may be granted below the price provided for in Section 6(b);

(e) reduce the exercise price of outstanding Options;

(f) extend the term of this Plan;

(g) change the class of persons eligible to be Participants; or

(h) otherwise amend the Plan in any manner requiring stockholder approval by law or under NYSE Euronext listing requirements.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

22.       No Liability of Company

Neither the Company nor any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall be liable to a Participant or any other person as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (b) any tax consequence affecting any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder. Subject to Section 4 and this Section 22, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company or any Subsidiary or Affiliate.

23.       Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

24.       Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

25.       No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time.

26.       No Rights to Awards; No Stockholder Rights

No Participant shall have any claim to be granted any Award under the Plan. There is no obligation for uniformity of treatment among Participants. Unless specifically provided for herein, a Participant or transferee of an Award shall have no rights as a stockholder with respect to any shares covered by the Award until the date of the issuance of a stock certificate to him or her for such shares.

27.       Inclusion of Awards as Part of Mandatory Holdings

The Board or the Administrator may establish policies or make such provisions as either deems necessary or appropriate relating to Awards or portions thereof that may be included as part of a Participant’s holdings for purposes of any stock ownership requirements implemented from time to time.

28.       Termination of Prior Plans

No Options or other Awards may be granted under the Prior Plans after the Effective Date of the Plan; provided, however, that all awards theretofore granted shall extend for the full stated terms pursuant to Prior Plans.